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                                                                    Exhibit 4.18



         The security represented by this Note was originally issued on May 31, 1996, and has not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold or transferred in the absence of an effective registration statement under the Act or an exemption from registration thereunder.

                                PROMISSORY NOTE

May 31, 1996                                                        $5,000,000

          R.J. Tower Corporation, a Michigan corporation (the "Company"), hereby promises to pay to the order of MascoTech, Inc. the principal amount of $5,000,000, as adjusted pursuant to Section 2(a) below, in accordance with the provisions of this Note.

          This Note is issued pursuant to the Stock Purchase Agreement, dated as of May 31, 1996, by and between the Company and MascoTech, Inc. (the "Purchase Agreement"), and this Note is the "Note" referred to in the Purchase Agreement. Unless otherwise indicated herein, capitalized terms used in this Note have the same meaning set forth in the Purchase Agreement.

          1. Payment of Interest. Interest on the unpaid principal amount of this Note (as determined pursuant to Section 2(a) below) shall accrue at the lower of (i) seven percent per annum (7%) or (ii) the highest rate permitted by law, computed on the basis of a 360 day year for the actual number of days elapsed. All accrued interest which has not theretofore been paid shall be paid in full on the date on which payment on this Note is due in full. Interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest, shall accrue at a rate per annum equal to the lower of
(i) nine percent per annum (9%) or (ii) the highest rate permitted by law.

          2.   Payment of Principal on Note.

          (a) Schedule Maturity. On the date on which a final determination is made with respect to the Earnout Amount for the first Anniversary Period following the Closing pursuant to Section 1.4 of the Purchase Agreement, the Company shall pay in immediately available funds to the holder of this Note, to the extent the following calculation yields a result greater than zero, the principal amount of (A) $5,000,000 minus (B) the excess, if any, of (1) $29.5 million over (2) the Plant Profits for the first Anniversary Period following the Closing.

          (b) Prepayments. The Company may not prepay all or any portion of the outstanding principal amount of the Note, without the prior written consent of the holder hereof.
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          3.   Events of Default.

          (a) Definition. For purposes of this Note, an Event of Default shall be deemed to have occurred if:

               (i) the Company fails to pay when due the full principal amount or interest under this Note; or

               (ii) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the company, or commences any proceeding (other than an proceeding for the voluntary liquidation and dissolution of any Subsidiary) relating to the Company under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days. "Subsidiary" means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Company, either directly or indirectly through Subsidiaries.

          (b) Consequences of Events of Default.

               (i) If an Event of Default of the type described in subparagraph 3(a)(ii) has occurred, the aggregate principal amount of this Note (together with all accrued but unpaid interest thereon) shall become immediately due and payable without any action on the part of the holder of this Note, and the Company shall immediately pay to the holder of this Note all amounts due and payable with respect to this Note.

               (ii) If an Event of Default of the type described in subparagraph 3(a)(i) has occurred, the holder of this Note may declare all or any portion of the outstanding principal amount of this Note (together with all accrued but unpaid interest thereon) due and payable.

               (iii) The holder of this Note shall also have any other rights which such holder may have been afforded under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

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               (iv)   The Company shall pay all reasonable costs and expenses
     incurred by the holder of this Note in connection with such holder's collection of payments due and payable under this Note, including reasonable attorneys' fees.

               (v) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that the holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

          4. Cancellation. After all principal and accrued interest at any time owed on this Note has been paid in full, this Note shall be surrendered to the Company for cancellation and shall not be reissued.

          5. Place of Payment. Payments of principal and interest are to be wired to the holder to the account designated by:

               MascoTech, Inc.
               21001 Van Born Road
               Taylor, MI  48180
               Attention:  General Accounting

or to such other address or to the attention of such other person as specified by prior written notice to the Company.

          6. Transfer. This Note may not be sold, assigned or otherwise transferred without the prior written consent of the Company; provided, however, that this Note may be sold, assigned or otherwise transferred to an affiliate of MascoTech, Inc. without the prior written consent of the Company.

          7. Setoff. This Note will be subject to setoff only to the extent set forth in the Purchase Agreement.

          8. Amendment and Waiver. Except as otherwise expressly provided herein, the provisions of this Note may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the holder of this Note.

          9. Governing Law. All questions concerning the construction, validity and interpretation of this Note will be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

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          10.  Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Note will be in writing and will be deemed to have been given: (i) when personally delivered,
(ii) one business day following deposit with reputable overnight express courier or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested. Notices, demands and communications to the Company and the holder hereof will, unless and until another address is specified in writing in the manner set forth above, be sent to the address indicated below:

               Notices to the Company:
               ----------------------
               R.J. Tower Corporation
               c/o Hidden Creek Industries
               4508 IDS Center
               Minneapolis, MN  55402
               Attention:  Scott D. Rued

               with a copy to:
               --------------
               Tower Automotive, Inc.
               6303 28th Street, S.E.
               Grand Rapids, MI 49546
               Attention:  Anthony A. Barone

               and an additional copy to:
               -------------------------
               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention:  Jeffrey C. Hammes
                           John A. Schoenfeld

               Notices to the holder:
               ---------------------
               MascoTech, Inc.
               21001 Van Born Road
               Taylor, MI  48180
               Attention:  President

               with a copy to:
               --------------
               MascoTech, Inc.
               21001 Van Born Road
               Taylor, MI  48180
               Attention:  General Counsel

                           *     *     *     *     *

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          IN WITNESS WHEREOF, the Company has executed and delivered this Note on May 31, 1996.

                                       R.J. TOWER CORPORATION


                                       By /s/ Anthony A. Barone
                                         -----------------------------

                                       Its Vice President
                                           ---------------------------